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                                                                    EXHIBIT 15



November 10, 1995



PacifiCorp
700 N.E. Multnomah
Portland, Oregon


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PacifiCorp and subsidiaries for the periods ended September 30, 1995 and 1994, as indicated in our report dated November 10, 1995; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, is incorporated by reference in Registration Statement Nos. 33-36452, 33-51163, 33-55309, and 33-62095, all on Form S-3; in Registration Statement Nos. 33-58461, 33-51277, 33-54169, 33-56625, 33-57043, and Post-Effective Amendment
No. 1 to Registration Statement No. 33-17970, all on Form S-8; and in Registration Statement Nos. 33-36239 and 33-58569 on Form S-4.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.





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